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                                                               EXHIBIT 99(a)(9)

THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE, NOR A SOLICITATION OF AN OFFER TO SELL THE SECURITIES. THE OFFER IS MADE ONLY BY THE OFFER TO PURCHASE AND THE RELATED AGREEMENT OF SALE AND IS NOT BEING MADE (NOR WILL TENDERS BE ACCEPTED FROM) HOLDERS OF UNITS IN ANY JURISDICTION IN WHICH THE OFFER OR THE ACCEPTANCE THEREOF WILL NOT BE IN COMPLIANCE WITH THE SECURITIES LAWS OF SUCH JURISDICTION; IN THOSE JURISDICTIONS WHERE SECURITIES LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED TO BE MADE ON BEHALF OF THE PURCHASER ONLY BY ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

  NOTICE OF EXTENSION OF OFFER AND SUPPLEMENT TO OFFER TO PURCHASE FOR CASH
        UP TO 4,900 UNITS OF LIMITED PARTNERSHIP INTERESTS ("UNITS")
           OF WESTIN HOTELS LIMITED PARTNERSHIP (THE "PARTNERSHIP")
       BY KALMIA INVESTORS, LLC, A DELAWARE LIMITED LIABILITY COMPANY
                              (THE "PURCHASER")


The offer to purchase for cash of up to 4,900 Units held by the unit holders of the Partnership (the "Unit Holders") has been extended and is now scheduled to expire at 12:00 midnight, Eastern Time on April 6, 1999, unless and until the Purchaser, in its sole discretion, shall have extended the period of time for which the Offer is open. As of the close of business on March 17, 1999, 2,021 Units (1.49%) have been tendered to Purchaser and not withdrawn. Except as amended by Supplement No. 1, all of the other terms and conditions of the Offer remain in full force and effect. For further information, including copies of the Offer to Purchase and Supplement No. 1 thereto and related Agreement of Sale, please contact Arlen Capital, LLC at (800) 891-4105; 1650 Hotel Circle North, Suite 200, San Diego, California 92108



                               March 23, 1999